Exhibit 10.3

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO RULE 24B-2 AND ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST. COPIES OF THIS EXHIBIT CONTAINING THE OMITTED INFORMATION HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED PORTIONS OF THIS DOCUMENT ARE MARKED WITH A […].

OEM LICENSE AGREEMENT

This OEM License Agreement (this “Agreement”) is made and effective this 16th day of October 2012 (the “Effective Date”), by and between Origin Oil, Inc., a corporation duly organized and existing under the laws of the State of Nevada with its principal place of business at 5645 W. Adams Boulevard, Los Angeles, California 90016 (hereinafter, “OOIL”) and PEARL H20, LLC, a limited liability company duly organized and existing under the laws of the State of California with its principal place of business at 17520 Newhope Street, Suite 200, Fountain Valley , CA 92780 (hereinafter, “PEARL”).

RECITALS

1.
OOIL engages in the business of developing, manufacturing and marketing products and services in biofuels, algae, industrial wastewater treatment and water remediation for the oil and gas industries to multiple companies and through significant investment of time and resources has built up a significant amount of expertise, contacts, suppliers and customers in manufacturing, marketing, shipping, fulfillment, and other related areas;

2.
PEARL is a company which specializes in the design, manufacture and distribution of water treatment systems and products and PEARL wishes to purchase Equipment related to the Technology and license the technology from OOIL for use in products designed, manufactured and/or distributed by PEARL and/or its Subsidiary Companies; and

3.
OOIL hereby grants PEARL non-exclusive license for the designated “Technology” to be used in PEARL Products in the specified “Markets” listed herein below within the defined “Territory” and PEARL accepts and agrees to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, promises, and obligations set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, OOIL and PEARL agree as follows:

ARTICLE 1
DEFINITIONS

1.1	“Agreement” shall mean this document, Articles 1 through 16, inclusive, and all Appendices or Exhibit(s) attached hereto and/or specified herein to be so attached.

1.2
“Confidential Information” means information relating to the business or anticipated business of either party to this Agreement including, but not limited to, trade secrets, know-how, inventions (whether patented or not), ideas, improvements, works of authorship, derivative works, modifications, product development plans, forecasts, strategies, names and expertise of employees and consultants, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans and all other business and technical information.

1.3	“Equipment” shall mean any mechanical or electrical components or control systems and algorithms provided related to the Technology.

1.4
“Technology” shall be defined as certain mechanical and electrical designs, control algorithms and the integration of these components to remove contaminants for water treatment applications. These components may comprise, but are not limited to, anode/cathode materials and assemblies, separation devices, power supplies, software, PLCs SCADA systems, associated components, and other support documentation beneficial to integrate the Technology into PEARL Products.

1.5	“Markets” shall mean companies, contractors, customers and consumers in the frack flowback and produced water treatment and recycling markets.

1.6	“Territory” shall mean any location in the world.

1.7
“Order” or “Orders” shall mean an order from PEARL for a definite amount of Equipment related to the Technology with a delivery schedule of less than one (1) year. The term “Order” shall not include letters of intent, memoranda of intent or understanding, volume purchase agreements, blanket purchase agreements or purchase orders with a delivery schedule of greater than one (1) year from the date of issuance.

1.8
“Subsidiary Companies” means any entity now existing or hereinafter acquired which is owned or controlled directly or indirectly by a party hereto as to fifty percent (50%) or more of the issued shares and/or voting rights entitled to vote for the election of directors or other governing authority or otherwise having power to control such entity’s general activities, but only for so long as such ownership or control shall continue.

1.9	“Effective Date” shall mean the date and time first written above.

1.10
“PEARL Product” or “PEARL Products” shall be defined as those water treatment products designed, manufactured, distributed or marketed by PEARL, in whole or in part, utilizing Technology licensed or Equipment related to the Technology supplied by OOIL under the terms of this Agreement.

ARTICLE 2
GRANT OF LICENSE

2.1
Grant of License.  Conditioned upon PEARL’s continued satisfaction of the terms and conditions of this Agreement, OOIL hereby grants PEARL a worldwide, non-exclusive license to use the Technology and related Equipment in the manufacture, distribution, and sale of PEARL Products in the designated Markets and within the defined Territory.  PEARL hereby accepts said license, and PEARL agrees that it shall not use the Technology or Equipment in the manufacture, distribution, and sale of PEARL Products except as expressly set forth in this Agreement.

PEARL acknowledges that the grant of this license may limit OOIL’s ability to commercialize the Technology to major international or national accounts.  PEARL therefore acknowledges that its license may be subordinated to any exclusive license granted by OOIL for the territory of that exclusive license.  Subordination shall mean that PACE’s license would become a sublicense of the exclusive license. Said Subordination shall be under the identical terms of this agreement with no interruptions, modifications, or changes to PEARL’s use of this license in any manner what so ever.

All rights granted under this Agreement shall be construed narrowly, and any rights to the Technology granted herein shall be limited only to the products designed, built and marketed for the subject Market.  Under no circumstances shall PEARL have any rights under this Agreement to use the Technology or Equipment to manufacture, distribute, or sell any type of product that is designed to for products in other Markets.  Further, any sale by PEARL of OOIL Technology or related Equipment which is not integrated into PEARL products is strictly prohibited without express written consent of OOIL in each instance.  In this context, PEARL products shall mean products incorporating PEARL technology and shall not include standard pumps, filters or other off the shelf products.

PEARL acknowledges OOIL rights to sell or license OOIL’s Technology to others in the subject Market or other markets.

2.2

2.3	Channels of Distribution.
PEARL may contract with distribution channels (producers, oil service companies, water treatment companies, system integrators and engineering companies) of their choice to act on behalf of PEARL. PEARL shall provide OOIL a quarterly summary of pending opportunities and plans. PEARL and OOIL shall coordinate their individual distribution plans to eliminate potential conflicts. Any compensation to such channels shall be solely the responsibility of PEARL; and provided further that PEARL shall cause any distribution channels contracted by PEARL hereunder to also be bound by all restrictive covenants which bind PEARL under this Agreement.  Any agreement with such distribution channel with respect to the Technology shall be coterminous with this Agreement.  No prior written approval is required from OOIL for the appointment of any PACE Subsidiary Companies as a distribution channel of the licensed Technology.

2.4	No Right to Sublicense. PEARL may not sublicense the Technology license granted hereunder unless that right is specifically granted as an amendment to this agreement.

2.5
Independent Contractor Status.  The relationship of OOIL and PEARL established by this Agreement is that of independent contractors, and neither party is an employee, agent, partner or joint venture of the other. PEARL shall not be considered an agent or legal representative of OOIL for any purpose, and neither PEARL nor any director, officer, agent, or employee of PEARL shall be, or be considered, an agent or employee of OOIL. PEARL is not granted and shall not exercise the right or authority to assume or create any obligation or responsibility on behalf of or in the name of OOIL. All sales and other agreements between PEARL and its customers are PEARL’s sole responsibility and will have no effect on OOIL’s obligations under this Agreement.

2.6
Operations and Expenses. The detailed operations of PEARL under this Agreement are subject to the sole control and management of PEARL. PEARL shall be responsible for all of its own expenses and employees. PEARL shall provide, at its own expense, such office space and facilities, and hire and train such personnel, as may be required to carry out its obligations under this Agreement. PEARL agrees that it shall incur no expense chargeable to OOIL, except as may be specifically authorized in advance and in writing by OOIL.

2.7
No Other Rights. Except as expressly provided in this Agreement, no right, title or interest is granted by OOIL to PEARL. No right, title or interest is granted by OOIL to PEARL relating to products other than the Technology defined in paragraph 1.4.

2.8	Improvements and Developments.

2.8.1  The Parties acknowledge that significant intellectual property, unique processes and trade secrets (“Intellectual Property”) are embodied in the Equipment and Technology, and the systems and activities thereof, and in the PEARL Products and the systems and activities thereof.  Each of the parties hereto further acknowledges and agrees that neither party has an interest in the Intellectual Property of the other party and that no transfer of such Intellectual Property is implied or will occur in connection with this Agreement or any project hereunder or for any specific Intellectual Property use license agreement that may need to be executed as part of a project. Each of the parties shall ensure that its research partners such as public or private laboratories involved in joint research, development or R&D projects shall be bound not to infringe any of OOIL’s or PEARL’s rights in its Intellectual Property.

2.8.2
In the event that either party conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) any additional inventions or discoveries relating to any Intellectual Property (“Developments”), then the following rights and obligations shall apply:

a. If the Development relates to OOIL’s Intellectual Property, including but not limited to the Technology or Equipment, then all right, title and interest in such Development shall be the property of OOIL and PEARL does hereby assign, including any divisions, continuations, and continuations-in-part thereof, and in and to any and all Letters Patent of the United States, and countries foreign thereto, which may be granted or have granted for said invention, and in and to any and all reissues and reexaminations thereof, and in and to any and all priority rights, convention rights, and other benefits accruing or to accrue to OOIL with respect to the filing of applications for patents or securing of patents in the United States and countries foreign thereto, unto OOIL and shall ensure that PEARL assigns to OOIL such Development and all rights thereto, including Intellectual Property.  If any such Development or rights therein assigned hereunder are based on, incorporate, are improvements or derivatives of, or cannot reasonably be made, used, reproduced and distributed without using or violating, technology or intellectual property or other rights owned or licensed by OOIL and not assigned hereunder, PEARL hereby grants OOIL a perpetual, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and rights in support of OOIL’s exercise or exploitation of any assigned Development or rights related thereto (including any modifications, improvements and derivatives thereof). PEARL further agrees to sign and execute all necessary and lawful future documents, including applications for foreign patents, for filing divisions, continuations, and continuations-in-part of said application for patent, for obtaining any reissue or reissues of any Letters Patent which may be granted for the aforesaid invention, as OOIL or its designee(s) may from time to time require and prepare at its own expense.

b. If the Development relates to PEARL’s Intellectual Property, then all right, title and interest in such Development shall be the property of PEARL and OOIL shall assign and does hereby assign, or shall ensure that OOIL assigns, to PEARL such Development and all rights thereto.  If any such Development or rights therein assigned hereunder are based on, incorporate, are improvements or derivatives of, or cannot reasonably be made, used, reproduced and distributed without using or violating, technology or intellectual property or other rights owned or licensed by PEARL and not assigned hereunder, OOIL hereby grants PEARL a perpetual, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and rights in support of PEARL’s exercise or exploitation of any assigned Development or rights related thereto (including any modifications, improvements and derivatives thereof).

c. If the Development does not relate to the Intellectual Property of either OOIL or PEARL and was developed jointly by the parties, then all right, title and interest, including Intellectual Property, in such Development shall be the joint property of OOIL and PEARL; provided, however, that in commercializing such Developments, each of the parties hereby covenants not to compete during the term of this Agreement and for a period of 2 (two) years, directly or indirectly, in or with the other party’s then-current business.  The parties shall negotiate in good faith the responsibilities for (i) filing and prosecuting any patent applications for such Development, and (ii) enforcing any rights derived from such patent applications.

d. If the Development does not relate to OOIL’s Intellectual Property and was developed by PEARL without the assistance of OOIL, then all right, title and interest, including Intellectual Property, in such Development shall be the property of PEARL.

e. If the Development does not relate to PEARL’s Intellectual Property and was developed by OOIL without the assistance of PEARL, then all right, title and interest, including Intellectual Property, in such Development shall be the property of OOIL.

ARTICLE 3
OBLIGATIONS OF LICENSEE

3.1
Diligence. PEARL shall use its best efforts to manufacture, distribute, and sell PEARL Products that utilize the Technology and/or related Equipment.  If PEARL determines that OOIL Technology is no longer the best technology for the Market, PEARL may utilize the technology of its choice and this License is terminated under paragraph 14.2.9.

3.2
Consideration. PEARL and OOIL agree in principle that PEARL will be responsible for the purchase, construction and installation of all OOIL Technology and related equipment, with the exception of certain control software.  Further that consideration for the license shall be in the form of royalties from revenue sharing with PEARL.  The parties further agree in principle that revenue sharing will be based on, without limitation, revenues generated from the sale or lease of PEARL Products and license or royalties received by PEARL for the use of PEARL Products.  OOIL share of revenue shall not be reduced by discounts or special offerings to PEARL customers. Current fees and royalties are delineated in Appendix B and as these fees and royalties are changed or developed, Appendix B will be amended.

However in the initial phases of this Agreement, equipment costs and project economics either are not known or will vary from project to project.  Therefore, during this phase PEARL and OOIL shall negotiate in good faith to determine a upfront licensing fee for the related Equipment provided by OOIL to PEARL and for an on-going royalty fee that will be based on percentage of PEARL revenue from a given project.  Both PEARL and OOIL recognize that in the early stage of this commercialization of this technology, sales of these products will involve projects with varying degrees of cost savings.  Each of the projects will therefore involve unique economics and benefits to PEARL and OOIL. Specific payments shall be remitted in accordance with Article 6 and paragraph 4.1.

3.3
Costs and Expenses. Except as expressly set forth herein, PEARL shall be solely responsible for all costs and expenses related to developing saleable PEARL Products for the identified markets and territories and the advertising, marketing, promotion, and distribution of the PEARL Products and for performing its obligations hereunder.

3.4
Sales Activity Reports.  Within thirty (30) days after the end of each calendar quarter, PEARL shall send to OOIL a “Sales Activities Report” including the names and quantities of PEARL Products sold, project names, terms of the sale and licensing, volumes processed and the dollar amounts received by PEARL for the sale and licensing of PEARL Products. “Net Sales” means, as applicable, the total sales amount received by PEARL from its Customer for the PEARL Products less sales tax and freight costs.

3.5
Inspection of Records.  At any time during normal business hours, upon written notice and as often as OOIL may deem necessary, OOIL shall have the right, at its expense, to audit and examine all relevant PEARL support documents to the Sales Activity Report for the purpose of validating the completeness and accuracy of the quarterly Sales Activity Reports.  The audit or examination may be performed by OOIL or by an independent third party designated by OOIL. It is understood and agreed that the documents provided by PEARL for the purpose of audit and examination shall remain the property of PEARL and shall constitute “Confidential Information” of PEARL.  The failure to produce documentation in support of the Sales Activity Report shall constitute a material breach of this Agreement.

3.6
Indemnification. PEARL agrees to indemnify and hold OOIL, its officers, directors, employees, successors, and assigns harmless from and against any and all losses, damages or expenses of whatever form or nature, including attorneys’ fees and other costs of legal defense, whether direct or indirect, that they, or any of them, may sustain or incur as a result of any acts or omissions of PEARL or any of its directors, officers, employees, or agents, including but not limited to (i) breach of any of the provisions of this Agreement, (ii) negligence or other tortuous conduct, (iii) representations or statements not specifically authorized by OOIL herein or otherwise in writing, or (iv) violation by PEARL of any applicable law, regulation, or order in or of the Territory or the United States.

3.7
Joint Venture.  The parties acknowledge and agree that in the future they may desire to alter their relationship whereby OOIL and PEARL’s relationship would be that of joint venture partners or other equity holders.  Accordingly, OOIL reserves the right to waive its rights to any payments to which it would be entitled under this Agreement and convert such payments into equity contributions in connection with a potential revised relationship structure with PEARL.  Any waiver of rights by OOIL under this paragraph 3.7 shall not affect its other rights hereunder or its right to require payments be made as described in this Agreement.

ARTICLE 4
PRODUCTS & PRICES

4.1
Equipment Price.  As stated in Consideration, paragraph 3.2, PEARL and OOIL agree in principle that PEARL will be responsible for the purchase, construction and installation of all OOIL Technology and related equipment, with the exception of certain control software.  However, in the initial phase or projects, it may be expeditious for OOIL to provide certain equipment. The parties agree to work together in good faith to establish prices and discounts for the Equipment.

4.2
Technology Implementation and Changes.  OOIL offers and requires OOIL involvement in the design, implementation or integration of OOIL Technology in PEARL products.  Further, any changes in the design related to OOIL Technology require OOIL involvement in the design and their express written approval.   OOIL reserves the right, from time to time in its sole discretion, to discontinue certain Equipment or make changes to the Technology which do not adversely affect the utility of the Technology to PEARL, to add new and additional features to the Technology; and upon reasonable notice to PEARL, to change its sales and distribution policies, not inconsistent with the terms of this Agreement.

4.3
PEARL Product Pricing. PEARL shall provide OOIL with PEARL Product pricing information for OOIL’s consideration and comment.  Not less than thirty (30) days prior to the launch of each new PEARL Product, PEARL shall advise OOIL of the anticipated market price of the new PEARL Product(s).  The foregoing notwithstanding, the pricing of PEARL Products shall be the exclusive responsibility of PEARL.

4.4	Quality Control. PEARL shall cooperate with OOIL, in a commercially reasonable manner, to permit OOIL to ascertain that the PEARL Products meet OOIL’s quality standards.

4.5
Inspection.  PEARL shall not make any use of, sell or distribute any OOIL Technology or related equipment prior to OOIL granting final written approval of the quality of the product, as to the use, implementation, design and construction of the Equipment and/or Technology with and into the PEARL Products.  PEARL shall not have any rights against OOIL for damages or other remedies by reason of OOIL’s failure or refusal to grant any approval.

ARTICLE 5
PURCHASE ORDERS

5.1	Purchase Orders. If certain equipment is to be provided by OOIL to PEARL, PEARL shall issue a written purchase order listing the specific equipment, price and terms of sale.

OOIL hereby covenants and agrees to sell PEARL all of the specified Equipment related to the Technology required by PEARL as confirmed by written orders tendered by PEARL to OOIL.  All orders for Equipment by PEARL shall be confirmed by a written purchase order in form acceptable to OOIL; provided, however, that an order may initially be placed orally, by fax or email if a written Purchase Order is received by OOIL within seven (7) days of said oral, fax or email order.

5.2
Agreement Governs. Purchase Orders shall be governed by the terms of this Agreement. Nothing contained in any Purchase Order shall in any way modify or delete the terms and conditions contained herein or add any additional or different terms or conditions to the terms and conditions of this Agreement.

5.3
Order Changes. Purchase Orders may be canceled only with OOIL’s prior written approval.  Cancellation of a Purchase Order is subject to a restocking charge equal to ten percent (10%) of the aggregate value of such Purchase Order.

ARTICLE 6
ROYALTY PAYMENTS

6.1.1
Within […] days after the end of each calendar quarter, PEARL shall remit to OOIL royalty payments due to OOIL as specified in the Sales Activity Report described in paragraph 3.4 herein.  Payment will only be made to OOIL with funds that have been actually received by PEARL from its customers. Receipt of payment by PEARL from its customers is a condition of any Royalty payment to OOIL.

6.1.2	OOIL and PEARL are each responsible for there own taxes on any Royalty payment transactions.

ARTICLE 7
PAYMENT AND TAXES

7.1
Payment Terms. Payment of any and all amounts due under this Agreement shall be in U.S. Dollars.  PEARL shall pay for the Equipment purchases pursuant to Article 5 within […] by wire transfer or check to OOIL’s designated account.

7.2
Offsets. Any credits, allowances, or other amounts payable to or creditable by PEARL shall be subject to offset for any claims or other amounts owed by PEARL to OOIL pursuant to the provisions of this Agreement.

7.3
Taxes.  Prices do not include and are net of any foreign or domestic governmental taxes or charges of any kind that may be applicable to the sale, licensing, marketing or distribution of the Equipment or Technology, including without limitation excise, sales, use, or value-added taxes; customs or other import duties; or other taxes, tariffs or duties.  PEARL shall be responsible for and shall pay all such taxes and charges levied against OOIL in a timely manner. When OOIL has the legal obligation to pay or collect such taxes, excluding taxes on the income of OOIL, the appropriate amount shall be invoiced to PEARL and paid by PEARL within thirty (30) days of the date of invoice unless PEARL provides OOIL with a valid tax exemption certificate authorized by the appropriate taxing authority.

ARTICLE 8
DELIVERY, REJECTION AND RETURN OF TECHNOLOGY

8.1
Shipment and Delivery. Equipment related to the Technology delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in OOIL’s standard shipping cartons, marked for shipment to the destination specified in PEARL’s Purchase Order, and delivered to the carrier agent […], California, United States, at which time risk of loss shall pass to PEARL. Unless otherwise specified in writing by PEARL in PEARL’s purchase order, OOIL shall select the carrier. All freight, insurance, and other shipping expenses, as well as expenses for any special packing requested by PEARL and provided by OOIL, shall be paid by PEARL. All shipment and freight charges shall be deemed correct unless OOIL receives from PEARL, no later than […] after the date of shipment, a written notice specifying the shipment, the purchase order number, and the exact nature of the discrepancy between the order and the shipment in number or type of Technology shipped, or freight or other charges, as the case may be.

8.2	Title. OOIL shall retain all right, title and interest in and to Equipment related to the Technology delivered to PEARL until OOIL has received all applicable payments therefore.

8.3
Inspection and Rejection.  PEARL shall inspect all equipment related to the Technology promptly upon receipt thereof and may reject any defective equipment related to the Technology, provided that PEARL shall (i) within the earlier of […] days after receipt of such alleged defective equipment related to the Technology or […] days after discovery of such alleged defect, notify OOIL of its rejection and request a Return Material Authorization (“RMA”) number and (ii) within […] days of receipt of the RMA number from OOIL return such rejected Technology to OOIL, freight prepaid and properly insured. Equipment related to the Technology not rejected within the foregoing time periods shall be deemed accepted by PEARL. In the event that OOIL determines that the returned Technology is defective and properly rejected by PEARL, OOIL shall at its option, repair or replace such defective equipment related to the Technology, or accept return for credit of such defective Technology. OOIL shall return to PEARL, freight prepaid, all repaired or replaced Technology properly rejected by PEARL. In the event that any rejected product is determined by OOIL to not be defective or to have been modified or subjected to unusual electrical or physical stress, misuse, abuse or unauthorized repair, PEARL shall reimburse OOIL for all costs and expenses related to the inspection, repair, if any, and return of such equipment related to the Technology to PEARL.  Once accepted, PEARL shall have title to the equipment and the responsibility for the function and support of the equipment.

8.4           Returned Product. PEARL shall only return equipment related to the Technology to OOIL with OOIL’s prior written approval. Any Technology returned to OOIL by PEARL as authorized under this Agreement shall be shipped, […] OOIL’s address first set forth above or such other location as OOIL may instruct PEARL, and shall be packed in its original packing material where practicable. OOIL may refuse to accept any equipment related to the Technology not packed and shipped as herein provided.

ARTICLE 9
TECHNICAL SUPPORT

9.1
Support by OOIL.  OOIL shall be responsible for supporting all Technology distributed hereunder. OOIL technical support (Level 3) shall be limited to direct and  reasonable technical support to PEARL, including without limitation (i) maintaining trained and competent technical and engineering support personnel for the Technology who are sufficiently knowledgeable with respect to the Technology to answer PEARL’s questions regarding the use and operation of the Technology, (ii) designating a technical liaison to coordinate technical support to PEARL, (iii) responding promptly to requests for technical support from PEARL, and (iv) providing technical support services to address and resolve PEARL’s support requests with respect to the Technology. PEARL shall ensure that PEARL’s technical and engineering support personnel attend any training required by OOIL with respect to the Technology.  OOIL technical support is specifically exclusive of any direct technical support to PEARL customers or resellers.

9.2
Support by PEARL. PEARL is responsible for all direct technical support for its customers (Level 1) and resellers (Level 2) either delivered by PEARL or its nominee.  PEARL shall ensure that all customer questions regarding the use or operation of PEARL Products are initially addressed to and answered by PEARL. Unless otherwise agreed in writing by OOIL, PEARL shall not represent to any third party that OOIL is available to answer questions from any customer directly.

9.3	Conformance with OOIL Policy. PEARL will provide prompt and effective service and repair of Technology in the Territory in accordance with OOIL’s standard support policies then in effect.

9.4
Additional Responsibilities.  Without limiting the foregoing and in addition to any other obligations set forth in OOIL’s then current support terms and conditions, PEARL also shall be responsible for (i) providing sufficient information to OOIL for OOIL to duplicate any reported error in the Technology; (ii) incorporating updates into the Technology promptly upon receipt thereof from OOIL; (iii) reporting errors promptly in writing in accordance with OOIL’s standard support procedures; and (iv) providing reasonable cooperation and full information to OOIL in the furnishing of support for the Technology.

ARTICLE 10
DISCLAIMER OF WARRANTY

10.1
OOIL makes no warranties or conditions, express, statutory, implied or otherwise, and OOIL specifically disclaims the implied warranties and conditions of merchantability, fitness for a particular purpose, and all other implied warranties or conditions arising from course of dealing, usage of trade or custom. Notwithstanding the foregoing, OOIL does not exclude liability to the extent that such liability may not be excluded or limited by law.

ARTICLE 11
CONFIDENTIALITY AND PROPRIETARY RIGHTS
11.1
Confidentiality. The parties acknowledge that by reason of the relationship created herein both OOIL and PEARL will have access to certain information and materials concerning one another’s business, plans, customers, technology, and products that are confidential and of substantial value, which value would be impaired if such information were disclosed to third parties (“Confidential Information”). OOIL and PEARL agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any Confidential Information revealed to it pursuant to the terms of this Agreement. PEARL and OOIL shall communicate to specifically identify any particular information or materials as confidential.  In the event of termination of this Agreement, there shall be no use or disclosure by either party of any Confidential Information and each party agrees not to reproduce, manufacture, have reproduced or have manufactured any computer software programs, devices, components or assemblies utilizing any of the confidential information.

11.2
Proprietary Rights. PEARL agrees that OOIL retains all of its right, title and interest in and to all patents, trademarks, trade names, inventions, copyrights, know-how and trade secrets relating to the Technology, and the design, manufacture, operation or service of the Technology including any improvements relating to the Technology developed by OOIL during the course of this Agreement. The use by PEARL of any of these property rights is authorized only for the purposes herein set forth and upon termination of this Agreement for any reason such authorization will cease. PEARL shall not (and shall require that its customers do not) remove, alter, cover or obfuscate any patent, trademark, copyright or other proprietary rights notices placed or embedded by OOIL on or in the Technology. PEARL shall not make use of any OOIL trademarks without prior approval by OOIL of such usage.

ARTICLE 12
INTELLECTUAL PROPERTY INDEMNIFICATION

12.1
Limited Indemnity. PEARL agrees that OOIL has the right to defend, or at its option to settle, and OOIL agrees, at its own expense, to defend or at its option to settle, any third party claim, suit or proceeding (collectively, “Action”) brought against PEARL alleging that the Technology infringes any patent, copyright or trademark in existence as of the Effective Date, subject to the limitations hereinafter set forth. OOIL shall have sole control of any such Action or settlement negotiations, and OOIL agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against PEARL on such issue in any such Action defended by OOIL. PEARL agrees that OOIL will be relieved of the foregoing obligations unless PEARL notifies OOIL in writing of such Action within thirty (30) days after becoming aware of such action, gives OOIL authority to proceed as contemplated herein, and gives OOIL proper and full information and assistance to settle and/or defend any such Action. If it is determined by a court of competent jurisdiction, or if OOIL believes, that the Technology, or any part thereof, infringes any patent, copyright or trademark, or if the sale or use of the Technology, or any part thereof, is, as a result, enjoined, then OOIL may, at its election, option, and expense: (i) procure for PEARL the right under such patent, copyright or trademark to sell or use, as appropriate, the Technology or such part thereof; (ii) replace the Technology, or part thereof, with other noninfringing suitable products or parts; (iii) suitably modify the Technology or part thereof; or (iv) remove the Technology, or part thereof, terminate distribution or sale thereof and refund the payments paid by PEARL for such Technology.

12.2
Limitations. Notwithstanding the provisions of Section 12.1 above, OOIL assumes no liability for infringement claims arising from (i) combination of the Technology or portions thereof with other intellectual property not provided by OOIL if such infringement would not have occurred but for such combination, or (ii) the modification of the Technology or portions thereof unless such modification was made or authorized by OOIL, when such infringement would not have occurred but for such modification.

ARTICLE 13
LIMITATION OF LIABILITY

13.1
In no event shall either party be liable for lost profits, cost of procurement of substitute goods, or any other special, reliance, incidental, or consequential damages, however caused and under any theory of liability whether based in contract, tort (including negligence), products liability, or otherwise. The foregoing limitations shall apply regardless of whether such party has been advised of the possibility of such damages and notwithstanding the failure of essential purpose of any limited remedy stated herein.

ARTICLE 14
TERM AND TERMINATION

14.1
Term.  Unless earlier terminated pursuant to Section 14.2 below or by mutual written consent, this Agreement shall commence upon the Effective Date and continue in full force and effect for an initial term expiring on [__3 years________]. The parties may renew this Agreement for additional terms upon mutual written consent.

14.2	Termination. This Agreement may be terminated prior to the expiration of the initial term by prior written notice to the other party as follows:

14.2.1
By either party upon written notice of termination if the other party breaches any material term or condition of this Agreement and fails to cure that breach within thirty (30) days after receiving written notice stating the nature of the breach and the non-breaching party’s intent to terminate; or

14.2.2
By either party, effective immediately, if the other party should become the subject of any voluntary or involuntary bankruptcy, receivership, or other insolvency proceedings or make an assignment or other arrangement for the benefit of its creditors, or if such other party should be nationalized or have any of its material assets expropriated; or

14.2.3
By either party, effective immediately, if there should occur any material change in the management, ownership, control, sales personnel, sales and marketing capability, or financial condition of the other party that prevents the other party from fulfilling its obligations hereunder; or

14.2.4
By OOIL, effective immediately, if any law or regulation should become adopted or in effect in the Territory that would restrict OOIL’s termination rights or otherwise invalidate any provisions hereof; or

14.2.5	By OOIL, effective immediately, if PEARL should violate the terms of paragraph 15.1, below; or

14.2.6	By OOIL, effective immediately, if PEARL knowingly makes any false or untrue statements or representations to OOIL herein; or

14.2.7
By OOIL, effective immediately, if PACE is more than 30 business days late in making the payment required under Section 3.2, or is late by more than 90 business days for any other payment to be made to OOIL as required under this Agreement.

14.2.8	By either party, upon 60 days written notice to the other party, for lack of performance (including projects) or for business convenience.

14.2.9 By OOIL, effective immediately, if PEARL is not longer utilizing OOIL Technology in PEARL products.

14.3
Purchase Orders; No Waiver.  Notwithstanding the foregoing, PEARL shall be obligated to accept deliveries of equipment related to the Technology for which orders were accepted by OOIL prior to the effective date of termination. After any notice of termination has been delivered by either party hereunder, deliveries of equipment related to the Technology from OOIL to PEARL, unless otherwise agreed by OOIL in its sole discretion, shall require prepayment by wire transfer by PEARL to OOIL. The acceptance of any order for the sale of any equipment related to the Technology to PEARL after the termination or expiration of this Agreement shall not be construed as a renewal or extension of this Agreement nor as a waiver of termination of this Agreement.

14.4	Rights of Parties Upon Termination or Expiration. The following provisions shall apply on the termination or expiration of this Agreement.

14.4.1
Cessation of Sales Activities. PEARL shall cease all sales and other activities on behalf of OOIL and shall return to OOIL and immediately cease all use of Confidential Information previously furnished by OOIL and then in PEARL’s possession;

14.4.2	Acceleration of Amounts Owed. All indebtedness of PEARL to OOIL shall become immediately due and payable without further notice or demand, which is hereby expressly waived;

14.4.3
No Obligation to Repurchase. OOIL shall have no obligation to repurchase or to credit PEARL for its inventory of equipment related to the Technology at the time of termination of this Agreement. OOIL may, at its sole option, repurchase from PEARL at the prices paid by PEARL less a 20% restocking fee, any or all inventory of Technology originally purchased by PEARL from OOIL and remaining unsold by PEARL.

14.5
No Liability for Termination. Except as expressly required by law, in the event of termination of this Agreement by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of OOIL or PEARL. Termination shall not, however, relieve either party of obligations incurred prior to the termination.  Termination of this Agreement by OOIL, pursuant to 14.2.1, shall not alter the obligation of PEARL to remit the minimum royalty payments specified in paragraphs 3.5 and 6.1, of this Agreement.

14.6
Survival. Except for termination by OOIL pursuant to paragraph 14.2.1 above, PEARL may sell Products existing in its inventory as of the effective date of termination of this Agreement for a period of one hundred eighty (180) days after the effective date of such termination (“Wind-Down Period”).  During the Wind-Down Period, the provisions of paragraph 2.2, and Article 16 shall survive.

ARTICLE 15
COMPLIANCE WITH LAWS

15.1
Export Control. Any and all obligations of OOIL to provide the Technology, as well as any technical data, shall be subject in all respects to such United States laws and regulations as will from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the U.S. Department of Commerce, Bureau of Export Administration. PEARL represents and warrants that it will not export or re-export the Technology or technical data related thereto except in conformity with such laws and regulations.

15.2
Local Law. PEARL shall notify OOIL of the existence and content of any mandatory provision of law in the Territory that conflicts with any provision of this Agreement at the time of its execution or thereafter.

15.3
Liability of OOIL. The provisions of this Agreement under which the liability of OOIL is excluded or limited shall not apply to the extent that such exclusions or limitations are declared illegal or void under the laws applicable in the countries in which Products are sold hereunder.

15.4
Questionable Payments. PEARL certifies that neither it, nor any of its directors, officers, employees, or agents is an official, agent, or employee of any government or governmental agency or political party or a candidate for any political office on the date of this Agreement. PEARL shall promptly notify OOIL of any event that would or may result in an exception to the foregoing representation. PEARL shall not, directly or indirectly, in the name of, on behalf of, or for the benefit of OOIL offer, promise to pay, or pay any compensation, or give anything of value to, any official, agent, or employee of any government or governmental agency, or to any political party or officer, employee, or agent thereof. Any breach of the provisions of this paragraph 15.4, shall entitle OOIL to terminate this Agreement effective immediately upon written notice to PEARL pursuant to paragraph 14.2 above.

ARTICLE 16
MISCELLANEOUS PROVISIONS

16.1
Governing Law; Venue. This agreement has been negotiated and entered into in the State of California, and shall be governed by, construed and enforced in accordance with the internal laws of the State of California, applied to contracts made in California to be wholly performed in California.  Except as otherwise provided herein, the United States District Court for the Central District of California shall have jurisdiction to enforce the terms of this Agreement and any action for breach of the agreement or to enforce any of the terms of this agreement shall be filed in the United States District Court for the Central District of California.  In the event that the United States District Court for the Central District of California lacks jurisdiction pursuant to 28 U.S.C. § 1441(b) or otherwise refuses to exercise jurisdiction over the parties or causes relating to this Agreement, then the general jurisdiction Courts of the State of California, located in Los Angeles, California shall have jurisdiction to enforce the terms of this Agreement and adjudicate any action for breach of the Agreement.

16.2
Assignment. PEARL may not transfer or assign any of its obligations under this Agreement without the prior written consent of OOIL. OOIL may freely transfer or assign its rights under this Agreement without the prior written consent of PACE. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

16.3
No Implied Waivers. The failure of either party at any time to require performance by the other of any provision hereof shall not affect the right of such party to require performance at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of a provision itself.

16.4
Severability. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect. The parties agree to renegotiate in good faith those provisions held to be invalid to create valid, enforceable provisions which provisions shall reflect as closely as possible the original intent of the parties.

16.5
Force Majeure. Except for payment of monies, neither party shall be liable for failure to fulfill its obligations under this Agreement or any purchase order issued hereunder or for delays in delivery due to causes beyond its reasonable control, including, but not limited to, acts of God, man-made or natural disasters, earthquakes, fire, riots, flood, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

16.6
Conflicting Terms. The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms, in any purchase order, sales acknowledgment, confirmation or any other document issued by either party effecting the purchase and/or sale of Technology.

16.7	Headings. Headings of paragraphs herein are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

16.8
Notice. Any notice required or permitted to be given under this Agreement shall be delivered (a) by hand, (b) by registered or certified mail, postage prepaid, return receipt requested, to the address of the other party first set forth above, or to such other address as a party may designate by written notice, (c) by overnight courier, or (d) by fax with confirming letter mailed under the conditions described in (b) above. Notice so given shall be deemed effective when received, or if not received by reason of fault of addressee, when delivered.

16.9	Interpretation: No provision of this agreement is to be interpreted for or against either party because that party or that party’s representative drafted such provision.

16.10
Indemnity:  In the event that any party violates the terms of this Agreement, then the party violating this agreement shall indemnify and hold harmless the non-breaching parties from any and all liability, costs, expenses and fees, including attorneys’ fees (whether suit is actually filed and in connection with all appeals), arising from said violation of this agreement or arising from an action to enforce the terms of the agreement.

16.11
Arbitration Agreement.  Except as specified in paragraph 6.5 of this Agreement, any unresolved controversy or claim arising out of or relating to this Agreement shall be submitted to binding arbitration under the auspices of Judicial Arbitration & Mediation Service (JAMS) in accordance with its rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof.  Except as otherwise provided herein, each party will bear its own costs in respect of any disputes arising under this Agreement.

16.12
Waiver of Jury Trial.  Each party hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the administration, performance, enforcement or termination hereof.

16.13
Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. Amendments to this Agreement must be in writing, signed by the duly authorized officers or representatives of the parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the specified Effective Date.

ORIGIN OIL, INC.

_______________________________
By:  Riggs Eckelberry, CEO
Date:  October 16, 2012

PEARL H20, LLC.

_______________________________
By:  Cory M. Severson, President
Date:  October 16, 2012

OEM LICENSE AGREEMENT

APPENDIX “A”

Pursuant to the terms of the Agreement, OOIL hereby grants PEARL the right to manufacture, distribute, and sell PEARL Products incorporating OriginOil Technology in the following specified Markets:

1.
Oil & Gas Frack Flowbach and Produced Water Treatment Market  -  This market includes the sale of any frack flowback and produced water treatment equipment utilizing OOIL Technology to producers, oil service companies, water treatment companies, system integrators and engineering companies in the oil and gas marketplace.

OEM LICENSE AGREEMENT

APPENDIX “B”

ROYALTY

A. The Royalty Fee shall be equal to the following:

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